Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fidelity National Financial, Inc.:

We consent to the use of our reports dated February 28, 2014, with respect to the consolidated balance sheets of Fidelity National Financial, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports are incorporated herein by reference in the Form S–8 of Fidelity National Financial, Inc. dated June 30, 2014.

/s/ KPMG LLP

June 30, 2014

Jacksonville, Florida

Certified Public Accountants